Exhibit 99.1

Delta Apparel Reports Strong Start to Fiscal 2021 with First Quarter Results Ahead of Plan

Reports 16% Expansion in Operating Income

Diluted EPS of $0.13 and Adjusted Diluted EPS of $0.28

GREENVILLE, S.C., February 8, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2021 first quarter ended January 2, 2021.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Fiscal 2021 is off to a strong start with our first quarter sales and profitability results well ahead of our internal expectations. Despite notable headwinds from inventory constraints, hurricane-related disruptions in Central America, and freight carrier limitations during the holiday season, our results were bolstered by strong order demand and impeccable manufacturing and operational execution at all levels.”

Mr. Humphreys continued, “We were particularly pleased with the accelerating success of our retail model within the DTG2Go digital print business. DTG2Go gained significant traction during the quarter with traditional retailers utilizing our on-demand, seamless supply chain to expand their business. We also capitalized on market opportunities that fueled growth and expanded profitability in our Activewear business, overcoming the challenges caused by inventory constraints. Within our Salt Life Group segment, revenue and improved margins were propelled by robust direct-to-consumer sales. Salt Life enthusiasts actively engaged with the brand through online channels as well as seeking out our branded stores, driving strong same-store sales growth as well as outsized performance in our recently opened Salt Life retail doors in Estero, Palm Beach Gardens and Destin, Florida.”

“Our business is firing on all cylinders as we continue to ramp our manufacturing output to record levels to keep up with the high demand we have in our pipeline. Our strong first quarter results and solid balance sheet have positioned us well to deliver against our goals for the fiscal year, and I could not be more proud of our teams. It is their hard work and dedication to our Company that continues to fuel our stellar results,” concluded Mr. Humphreys.

For the first quarter ended January 2, 2021:

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Net sales were $94.7 million compared to $95.9 million in the prior year, with Delta Group segment down 1.5% partially offset by 2.3% growth in the Salt Life Group segment. Sales orders in Activewear were strong for the quarter, but delivery was hindered by inventory shortages and the impacts of two major hurricanes in Central America. DTG2Go’s orders were down to begin the quarter, but quickly returned to strong growth in November, only to be hampered by freight carrier constraints during the holiday season. Salt Life Group sales growth was driven by a 60% increase in overall direct-to-consumer sales, with growth in both ecommerce and retail sales.

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Gross margins improved 70 basis points from the prior year, increasing to 21.4% of sales. Gross margins expanded in both business segments driven by favorable product mix, lower raw material costs, and manufacturing efficiencies and process improvements within the Delta Group segment, and a stronger mix of direct-to-consumer sales in the Salt Life Group segment.

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Selling, general and administrative ("SG&A") expenses decreased $2.0 million, or 11.3%, from cost reductions implemented during the pandemic that have continued, including lower personnel costs, reduced travel expenses, and a more digitally-focused sales and marketing strategy.

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Operating income for the quarter increased 16% to $3.1 million, or 3.2% of sales, compared to $2.6 million, or 2.8% of sales, in the prior year. Excluding the $1.3 million pre-tax expense related to the impact of two hurricanes that disrupted the Company’s Honduran manufacturing facilities, adjusted operating income was $4.4 million, or 4.7% of sales, an increase of $1.8 million, or 67%, from the prior year.

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Net income for the December quarter was $0.9 million, or $0.13 per diluted share, consistent with the same period in the prior year. Adjusting for the $0.15 per diluted share impact of hurricane-related disruptions, adjusted net income for the first quarter of fiscal 2021 was $2.0 million, or $0.28 per diluted share, a 115% improvement compared to the prior year.

Total inventory as of December 2020 was $148.5 million, down $48.8 million from a year ago. The stronger than anticipated December quarter sales along with the temporary hurricane disruptions slowed the normal seasonal build of inventory during the quarter. The Company has already ramped up production at an accelerated pace in January and expects to be producing at all-time record levels in the back half of the year.

Total net debt, including capital lease financing and cash on hand, increased $7.6 million from September 2020 to $129.8 million at December 2020. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $43.7 million at December 2020, a $3.4 million decrease from September 2020 due primarily to seasonal working capital build. The Company spent approximately $6.9 million on capital expenditures during the first quarter of fiscal 2021 compared to $2.5 million a year ago.

Conference Call

The Company’s senior management will hold a conference call to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-437-2398. If calling from outside the United States, please dial 323-289-6576. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 8, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 3131301.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended
	December 2020	December 2019

Net Sales	$94,723	$95,889
Cost of Goods Sold	74,434	75,996
Gross Profit	20,289	19,893

Selling, General and Administrative Expenses	16,030	18,073
Other Loss (Income), Net	1,190	(817)
Operating Income	3,069	2,637

Interest Expense, Net	1,654	1,802

Earnings Before Provision For Income Taxes	1,415	835

Provision For Income Taxes	572	44

Consolidated Net Earnings	843	791

Net Loss Attributable to Non-Controlling Interest	40	132

Net Earnings Attributable to Shareholders	$883	$923

Weighted Average Shares Outstanding
Basic	6,920	6,950
Diluted	7,000	7,072

Net Earnings per Common Share
Basic	$0.13	$0.13
Diluted	$0.13	$0.13

	December 2020	September 2020	December 2019

Current Assets
Cash	$10,255	$16,458	$433
Receivables, Net	63,646	61,000	55,477
Income Tax Receivable	1,180	983	-
Inventories, Net	148,521	145,515	197,315
Prepaids and Other Assets	3,609	2,812	3,698
Total Current Assets	227,211	226,768	256,923

Noncurrent Assets
Property, Plant & Equipment, Net	67,779	63,950	61,255
Goodwill and Other Intangibles, Net	57,452	57,845	59,052
Deferred Income Taxes	3,313	4,052	1,514
Operating Lease Assets	52,171	54,645	41,996
Investment in Joint Venture	10,462	10,573	10,689
Other Noncurrent Assets	2,233	2,398	2,584
Total Noncurrent Assets	193,410	193,463	177,090

Total Assets	$420,621	$420,231	$434,013

Current Liabilities
Accounts Payable and Accrued Expenses	$73,153	$69,974	$74,089
Income Taxes Payable	383	379	-
Current Portion of Finance Leases	6,915	6,956	6,822
Current Portion of Operating Leases	8,892	9,039	8,497
Current Portion of Long-Term Debt	7,112	7,559	7,337
Current Portion of Contingent Consideration	-	2,120	2,700
Total Current Liabilities	96,455	96,027	99,445

Noncurrent Liabilities
Long-Term Taxes Payable	3,599	3,599	3,875
Long-Term Finance Leases	13,409	11,328	12,734
Long-Term Operating Leases	44,522	46,570	34,430
Long-Term Debt	112,595	112,782	120,468
Long-Term Contingent Consideration	4,310	4,300	5,970
Other Noncurrent Liabilities	2,534	2,939	2,680
Total Noncurrent Liabilities	180,969	181,518	180,157

Common Stock	96	96	96
Additional Paid-In Capital	59,564	61,005	58,825
Equity Attributable to Non-Controlling Interest	(564)	(524)	(413)
Retained Earnings	127,447	126,564	137,860
Accumulated Other Comprehensive Loss	(1,197)	(1,322)	(838)
Treasury Stock	(42,149)	(43,133)	(41,119)
Total Equity	143,197	142,686	154,411

Total Liabilities and Equity	$420,621	$420,231	$434,013